Exhibit 99.1

TOROTEL, INC.

Operating Data

(In Thousands, Except per Share)

Condensed Statements of Operations

	(Unaudited)		(Unaudited)
	Nine Months Ended January		Three Months Ended January
	2004	2003	2004	2003
Net Sales	$3,203	$3,214	$1,006	$786

Gross Profit	$1,198	$1,259	$382	$213

Earnings (Loss) from Operations	$206	$138	$52	$(158)

Equity in Loss of Investee	$(178)	$(33)	$(110)	$(34)

Impairment of Intangible Assets	$(610)	$(219)	$(610)	$(219)

Gain on Settlement of Debt	$440	$—	$440	$—

Loss before Provision for Taxes	$(196)	$(167)	$(247)	$(429)

Net Loss	$(203)	$(167)	$(254)	$(429)

Basic and Diluted Loss per Share:	$(0.04)	$(0.03)	$(0.05)	$(0.08)

Weighted Average Shares Outstanding	5,111	5,111	5,111	5,111

Condensed Balance Sheet

	(Unaudited)	(Audited)
	January 31, 2004	April 30, 2003
Cash	$625	$701
Current Ratio	3.50:1	1.52:1
Quick Ratio	2.73:1	1.29:1
Total Assets	$3,753	$4,494
Short-term Debt	$46	$56
Long-term Debt	$1,048	$1,079
Total Liabilities	$1,463	$2,001
Stockholders’ Equity	$2,290	$2,493